Exhibit 99.1

News Release

Rayonier Announces Leadership Succession Plan
•Mark McHugh named President and CEO, effective April 1, 2024.
•Doug Long to serve as Executive Vice President and Chief Resource Officer, as previously announced.
•April Tice, currently Chief Accounting Officer, named Senior Vice President and Chief Financial Officer, effective April 1, 2024.

WILDLIGHT, Fla. – (BUSINESS WIRE) – Nov. 1, 2023 – Rayonier Inc. (NYSE:RYN) today announced that David Nunes will be retiring as Chief Executive Officer and a member of the Board, effective March 31, 2024. Pursuant to a multi-year succession planning process led by the Board of Directors, Mark McHugh, currently President and Chief Financial Officer, will become CEO and join the company’s Board at that time.

“Serving as Rayonier’s CEO over the past nine years has been extremely fulfilling,” said Mr. Nunes. “We emerged from the spin-off of our specialty pulp manufacturing business to become the leading pure-play timber REIT, growing the size and quality of our timberland portfolio while also launching a successful real estate development business. I’m very proud of the culture that we’ve built at Rayonier and very excited about the growth opportunities that lie ahead for the company and its next generation of leadership.”

“Mark’s strategic and financial acumen, as well as his diligence and integrity, have made him a valued partner to me over the years,” added Mr. Nunes. “I believe Rayonier is well positioned to prosper under his leadership.”

Dod Fraser, Chairman of Rayonier’s Board of Directors, said, “On behalf of the entire Board, I want to thank Dave for his many contributions to Rayonier. He will leave behind a legacy of steadfast leadership and dedication to our stakeholders. Dave has also done an excellent job of preparing the next generation of leaders at Rayonier, and the appointment of Mark is
Rayonier Inc., 1 Rayonier Way, Wildlight, Florida 32097 www.rayonier.com the result of a well-constructed succession plan that has been a priority of the Board for the last several years. Mark is a highly respected and forward-thinking leader with a strong track record of effectively allocating capital, executing on strategic growth opportunities, and building relationships with our shareholders and other stakeholders. We are excited about the future of the company under his leadership.”

“I am honored that the Board has entrusted me to lead Rayonier at this pivotal time for the company and broader industry,” said Mr. McHugh. “As the only pure-play timber REIT, Rayonier is uniquely positioned to create value for our shareholders with an exceptional portfolio of timberlands and higher-and-better-use landholdings, as well as a burgeoning Land-Based Solutions business. I am extremely fortunate to be working alongside an experienced team of talented executives, including our Executive Vice President and Chief Resource Officer, Doug Long, who is spearheading our Land-Based Solutions initiative. I look forward to working closely with Doug and the rest of our outstanding senior leadership team and employees to execute our long-term strategic vision.”

As part of the leadership transition, April Tice, currently Vice President and Chief Accounting Officer, will assume the position of Senior Vice President and Chief Financial Officer, effective April 1, 2024. Mr. McHugh added, “April brings exceptional accounting expertise, a deep understanding of Rayonier, and a demonstrated track record of leadership that will translate to a seamless transition for our finance organization. April is an excellent addition to our senior leadership team, and I look forward to her continued contributions to our success.”

Background on Mark McHugh
Mark McHugh was appointed President and Chief Financial Officer in January 2023, having previously served as Senior Vice President and Chief Financial Officer since joining Rayonier in December 2014. Mark has over 20 years of experience in finance and capital markets, focused primarily on the forest products and REIT sectors. He joined Rayonier from Raymond James, where he served as a Managing Director in the firm’s Real Estate Investment Banking group, responsible for the firm’s timberland and agriculture sector coverage. Prior to Raymond James, Mark worked in the Investment Banking Division of Credit Suisse in New York and Los Angeles from 2000 to 2008, focused on the paper and
Rayonier Inc., 1 Rayonier Way, Wildlight, Florida 32097 www.rayonier.com forest products sectors. Mark holds a B.S.B.A in Finance from the University of Central Florida and a JD from Harvard Law School.

Background on Doug Long
Doug Long was appointed Executive Vice President and Chief Resource Officer in January 2023, having previously served as Senior Vice President, Forest Resources since December 2015. Doug oversees Rayonier’s global forestry operations as well as emerging business opportunities associated with Land-Based Solutions. He joined Rayonier in 1995 and has held multiple positions of increasing responsibility within the forestry division. Doug holds a Bachelor’s and Master’s degree in Forest Resources and Conservation from the University of Florida.

Background on April Tice
April Tice was appointed Vice President and Chief Accounting Officer in April 2021, having previously served as Vice President, Financial Services and Corporate Controller. April joined Rayonier in 2010 and has held multiple positions of increasing responsibility within the finance and accounting departments. Prior to joining Rayonier, she was an Audit Manager at Deloitte & Touche. April holds a Bachelor of Fine Arts from Florida State University and a Master of Accountancy with a tax concentration from the University of North Florida, and is a Certified Public Accountant in the State of Florida.

About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of September 30, 2023, Rayonier owned or leased under long-term agreements approximately 2.8 million acres of timberlands located in the U.S. South (1.90 million acres), U.S. Pacific Northwest (474,000 acres) and New Zealand (419,000 acres). More information is available at www.rayonier.com.

Contacts
Investors: Collin Mings, investorrelations@rayonier.com, 904-357-9100
Media: Alejandro Barbero, alejandro.barbero@rayonier.com

Rayonier Inc., 1 Rayonier Way, Wildlight, Florida 32097 www.rayonier.com